Exhibit 99.1

FOSSIL GROUP, INC. REPORTS SECOND QUARTER FISCAL YEAR 2016 RESULTS;

Second Quarter Net Sales of $685 million; Diluted EPS of $0.12

Updates Fiscal 2016 Guidance and Provides Third Quarter Guidance

Announces Amendment to Credit Agreement
__________________________________________

Richardson, TX. August 9, 2016 – Fossil Group, Inc. (NASDAQ: FOSL) (the “Company”) today reported its financial results for the fiscal quarter ended July 2, 2016. In the second quarter of fiscal 2016, the translation impact from the stronger U.S. dollar negatively impacted net sales by $6.8 million and reduced diluted EPS by $0.04. On a constant currency basis, second quarter net sales decreased 6% as compared to the second quarter of fiscal 2015.
Second Quarter Fiscal Year 2016 Revenue Summary
In the second quarter of fiscal 2016, reported worldwide net sales decreased 7% or $54.6 million driven by a decline in the Company’s multi-brand licensed watch portfolio and the negative impact of changes in foreign currency. The following table provides a summary of net sales performance compared to the second quarter of fiscal year 2015.

	Second Quarter 2016
	Reported Results (1)	Constant Currency (2)
Total Company	-7%	-6%
Americas	-11%	-10%
Europe	-5%	-5%
Asia	-1%	flat

Watches	-10%	-9%
Leathers	4%	6%
Jewelry	2%	2%

(1)	Includes impacts from currency.

(2)	Eliminates the effect of the stronger U.S. dollar in fiscal 2016 to give investors a better understanding of the underlying trends within the business.

The Company reported net income for the second quarter of fiscal 2016 of $6.0 million compared to $54.6 million for the second quarter of fiscal 2015. Diluted earnings per share were $0.12, compared to $1.12 for the second quarter of fiscal 2015.
Kosta Kartsotis, Chief Executive Officer, commented on the results.  “Our financial results for the quarter, while below last year, were very much in line with our expectations from both a top and bottom line perspective. We’re pleased that our sales trends, though still challenging, remained relatively stable considering the disruptive environment. In fact, despite an overall decline in sales, there are several areas of the business that performed well, though they are being masked by continued weakness in the traditional watch category, particularly among our licensed brands. We believe that growth in Fossil and Skagen, strong performance from leathers and progress in wearables are solid indicators that we are on the right track, have the right long-term strategies in place and their performance reinforces our commitment to investing in these strategies to drive future growth."
Mr. Kartsotis concluded, "Our team continues to work diligently on our key strategic growth priorities: investing in Fossil and Skagen to continue to grow those brands, investing in digital and omni-channel capabilities to meet the customer wherever they shop, and driving future growth through wearable technology. As always, we continue to focus intently on managing our resources and investments tightly to improve the profitability of our core business. Our focus remains on the long-term and executing against these strategic priorities. We believe these priorities support our over-arching goal of delivering long-term sustainable growth and improving profitability to drive value for our shareholders."
Operating Results
During the second quarter of fiscal 2016, the translation impact of a stronger U.S. dollar decreased the Company’s reported net sales by $6.8 million, operating income by $8.1 million and diluted earnings per share by $0.04. The following discussion of the Company’s net sales is presented in constant dollars and reflects regional performance based on sales in all channels within the geographic location.

Second quarter fiscal 2016 worldwide net sales decreased 6% or $47.8 million compared to the second quarter of fiscal 2015, with growth in SKAGEN® and FOSSIL® offset by a decline in the licensed portfolio. Across product categories, an increase in leathers and jewelry was offset by a decline in watches compared to last fiscal year.
Net sales in the Americas decreased 10% or $37.3 million compared to the second quarter of fiscal 2015, with a decline in watches, leathers and jewelry compared to last fiscal year. Within the region, modest sales growth in Canada was offset by a decline in the U.S.
Net sales in Europe decreased 5% or $11.0 million compared to the second quarter of fiscal 2015, with an increase in leathers offset by declines in watches and jewelry compared to last fiscal year. Within the region, modest growth in France and Germany was offset by a decline in the U.K., the Middle East and Russia.
Net sales in Asia were flat compared to the second quarter of fiscal 2015, with an increase in leathers and jewelry offset by declines in watches compared to last fiscal year. Within the region, an increase in India, Malaysia, Singapore, Australia and China was offset by declines in Japan, Macau and Hong Kong.
Global retail comps for the second quarter of fiscal 2016 decreased 3% compared to the second quarter of fiscal 2015. Positive comps in the Company's full-price stores were more than offset by comp declines in the Company's outlet stores and an increase in Asia was offset by a decline in the Americas and Europe. A comparable sales increase in leathers was offset by a decline in watches and jewelry.
During the second quarter of fiscal 2016, gross margin decreased 340 basis points to 51.9%. The decrease in gross margin was driven by promotional activity, primarily in the outlet stores, a higher level of off-price sales and the negative impact of changes in foreign currencies.
The Company’s operating expenses were $340.3 million, roughly flat to the second quarter of fiscal 2015 as the favorable impact of changes in foreign currency, lower store expenses and the impact in the prior fiscal year of restructuring charges were offset by an increase in expenses associated with Misfit and connected accessories, including purchase accounting costs, and strategic omni-channel investments. As a percentage of net sales, operating expense increased 390 basis points to 49.7% given the impact of fixed expenses on lower sales.
Operating income for the second quarter of fiscal 2016 decreased to $15.5 million driven by lower sales and gross margin, including the unfavorable impact of currencies. Operating margin decreased to 2.3% compared to 9.5% in the prior fiscal year.
During the fiscal second quarter, interest expense increased $1.4 million to $6.4 million and other income decreased $11.8 million to $2.5 million due to lower gains on foreign currency contracts and account balances compared to the prior year and a gain associated with an interest rate hedge settlement in fiscal 2015.
The Company’s effective income tax rate in the second quarter of fiscal 2016 was 30.2% compared to 28.7% for the second quarter of fiscal 2015.
Credit Agreement Amendment
The Company announced an amendment to its existing credit agreement effective August 8, 2016. The amendment provides for an increased leverage ratio, giving the Company additional liquidity and accessible debt capacity in exchange for specific guarantees and securities, including prohibiting the Company’s ability to repurchase shares under the existing share repurchase program. The amended agreement is effective through May 17, 2018.

Share Repurchase
During the second quarter of fiscal 2016, the Company’s share repurchase activity was minimal. As of July 2, 2016, the Company had $824.2 million remaining on its existing share repurchase authorizations.

Sales and Earnings Guidance
The Company expects that the comparison of its fiscal 2016 results to its fiscal 2015 results will be affected by several factors listed in the chart below. The Company also continues to expect that the operations of Misfit will be dilutive to its 2016 results of operations.

	Full Year 2016	Third Quarter 2016
Negative Impact on Net Sales Growth
Foreign Currency Translation	100 basis points	110 basis points

Negative Impact on Operating Margin
Foreign Currency Translation	100 basis points	100 basis points
Amortization of Acquired Misfit Intangible Assets and of Related Contingent Equity Grants	80 basis points	80 basis points

Negative Impact on Diluted Earnings Per Share Comparison
Impact of Foreign Currency Translation and Change in Non-Operating Foreign Currency Net Gains	$0.88	$0.20
Amortization of Acquired Misfit Intangible Assets and of Related Contingent Equity Grants	$0.36	$0.09
2015 Foreign Tax Credit Benefit	$0.24	$—

Positive Impact from 2015 Charges on Diluted Earnings Per Share Comparison
2015 Restructuring Charges	$0.35	$0.05
2015 Misfit, Inc. Acquisition Costs	$0.12	$—
2015 Non-cash Asset Impairment	$0.13	$—
GAAP Guidance
For fiscal 2016, the Company now expects the following:

•	Net sales to decrease in the range of 5.0% to 1.5%

•	Operating margin in a range of 5.0% to 6.5%

•	Diluted earnings per share in a range of $1.80 to $2.65
For the third quarter of fiscal 2016, the Company expects the following:

•	Net sales to decrease in the range of 6.0% to 2.0%

•	Operating margin in a range of 2.5% to 4.5%

•	Diluted earnings per share in a range of $0.15 to $0.40
The Company’s guidance assumes that foreign currency exchange rates that affect the Company’s financial results remain at prevailing levels.

Safe Harbor
Certain statements contained herein that are not historical facts, including future earnings guidance as well as estimated impacts from foreign currency translation, amortization expense, foreign tax credits, Misfit, Inc. acquisition costs, non-cash impairments and restructuring charges, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties.  The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements.

Among the factors that could cause actual results to differ materially are: changes in economic trends and financial performance, changes in consumer demands, tastes and fashion trends, lower levels of consumer spending resulting from a general economic downturn, shifts in market demand resulting in inventory risks, changes in foreign currency exchange rates, risks related to the integration of Misfit, Inc., risks related to the expanded launch of connected accessories and the outcome of current and possible future litigation, as well as the risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2016 filed with the Securities and Exchange Commission (the “SEC”). These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. Readers of this release should consider these factors in evaluating, and are cautioned not to place undue reliance on, the forward-looking statements contained herein. The Company assumes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

About Fossil Group, Inc.
Fossil Group, Inc. is a global design, marketing and distribution company that specializes in consumer lifestyle and fashion accessories. The Company's principal offerings include an extensive line of men's and women's fashion watches and jewelry sold under a diverse portfolio of proprietary and licensed brands, handbags, small leather goods and accessories. The Company's products are sold to department stores, specialty retail stores and specialty watch and jewelry stores in the U.S. and in approximately 150 countries worldwide through 23 Company-owned foreign sales subsidiaries and a network of approximately 80 independent distributors.  The Company also distributes its products in over 600 Company-owned and operated retail stores, through its international e-commerce websites and through the Company's U.S. e-commerce website at www.fossil.com. Certain press release and SEC filing information concerning the Company is also available at www.fossilgroup.com.

Investor Relations:    Eric M. Cerny            Allison Malkin
FOSSIL GROUP, Inc.        ICR, Inc.
(855) 336-7745            (203) 682-8225

Consolidated Income Statement Data (in millions, except per share data):	For the 13	For the 13	For the 26	For the 26
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	July 2,	July 4,	July 2,	July 4,
	2016	2015	2016	2015
Net sales	$685.4	$740.0	$1,345.2	$1,465.1
Cost of sales	329.6	330.5	641.1	654.9
Gross profit	355.8	409.5	704.1	810.2
Gross margin	51.9%	55.3%	52.3%	55.3%
Operating expense	340.3	332.6	674.2	665.0
Restructuring expense	0.0	6.5	0.0	18.6
Total operating expense	340.3	339.1	674.2	683.6
Total operating expense (% of net sales)	49.7%	45.8%	50.1%	46.7%
Operating income	15.5	70.4	29.9	126.6
Operating margin	2.3%	9.5%	2.2%	8.6%
Interest expense	6.4	5.0	12.4	9.2
Other income (expense) – net	2.5	14.3	4.8	21.5
Income before income taxes	11.6	79.7	22.3	138.9
Tax provision	3.5	22.9	6.8	41.4
Less: Net income attributable to noncontrolling interest	2.1	2.2	3.7	4.8
Net income attributable to Fossil Group, Inc.	$6.0	$54.6	$11.8	$92.7
Basic earnings per share	$0.13	$1.12	$0.25	$1.87
Diluted earnings per share	$0.12	$1.12	$0.24	$1.87
Weighted average common shares outstanding:
Basic	48.1	48.6	48.1	49.5
Diluted	48.2	48.7	48.2	49.6

Consolidated Balance Sheet Data (in millions):	July 2,	January 2,	July 4,
	2016	2016	2015

Assets:
Cash and cash equivalents	$231.8	$289.3	$249.9
Accounts receivable-net	257.1	370.8	254.5
Inventories	661.7	625.3	669.3
Other current assets	161.7	157.3	156.5
Total current assets	$1,312.3	$1,442.7	$1,330.2

Property, plant and equipment - net	$328.0	$326.4	$329.2
Goodwill	364.2	359.4	197.7
Intangible and other assets - net	222.0	227.2	172.6
Total long-term assets	$914.2	$913.0	$699.5

Total assets	$2,226.5	$2,355.7	$2,029.7

Liabilities and Stockholders' Equity:
Accounts payable, accrued expenses and other current liabilities	$385.4	$466.3	$361.1
Short-term debt	26.3	23.2	20.3
Total current liabilities	$411.7	$489.5	$381.4

Long-term debt	$708.7	$785.1	$670.8
Other long-term liabilities	150.6	148.5	133.1
Total long-term liabilities	$859.3	$933.6	$803.9

Stockholders' equity	$955.5	$932.6	$844.4

Total liabilities and stockholders' equity	$2,226.5	$2,355.7	$2,029.7

Business Segment Net Sales (in millions):	For the 13	For the 13	For the 26	For the 26
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	July 2,	July 4,	July 2,	July 4,
	2016	2015	2016	2015
Segment:
Americas	$345.2	$386.1	$681.0	$752.7
Europe	215.9	227.9	425.9	462.2
Asia	124.3	126.0	238.3	250.2

Total net sales	$685.4	$740.0	$1,345.2	$1,465.1

Product Category Information

Product Sales (in millions):	For the 13	For the 13	For the 26	For the 26
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	July 2,	July 4,	July 2,	July 4,
	2016	2015	2016	2015
Watches	$517.6	$575.8	$1,014.1	$1,127.7
Leathers	93.2	89.4	185.6	182.3
Jewelry	56.8	55.8	111.5	118.8
Other	17.8	19.0	34.0	36.3
Total net sales	$685.4	$740.0	$1,345.2	$1,465.1

Store Count Information

	July 2, 2016				July 4, 2015
	Americas	Europe	Asia	Total	Americas	Europe	Asia	Total
Full price accessory	126	124	69	319	138	126	63	327
Outlets	155	73	45	273	145	66	42	253
Full price multi-brand	0	7	16	23	1	5	22	28
Total stores	281	204	130	615	284	197	127	608

Constant Currency Financial Information
The following table presents the Company’s business segment net sales on a constant currency basis. To calculate net sales on a constant currency basis, net sales for the current fiscal year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average rates during the comparable period of the prior fiscal year.

(in millions)	Net Sales			Net Sales
	For the 13 Weeks Ended			For the 26 Weeks Ended
	July 2, 2016			July 2, 2016
	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency
Segment:
Americas	$345.2	$(3.6)	$348.8	$681.0	$(8.4)	$689.4
Europe	215.9	(1.0)	216.9	425.9	(7.2)	433.1
Asia	124.3	(2.2)	126.5	238.3	(7.6)	245.9
Total net sales	$685.4	$(6.8)	$692.2	$1,345.2	$(23.2)	$1,368.4

END OF RELEASE